Exhibit 3.1
SECOND AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
     This Second Amendment dated October 27, 2009 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC (“EPE GP”), dated November 7, 2007(the “LLC Agreement”), is executed by Dan Duncan LLC (“DDLLC”), the sole member of EPE GP. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the LLC Agreement.
RECITALS
     WHEREAS, DDLLC is the sole member of EPE GP; and
     WHEREAS, EPE GP owns a 0.01% general partnership interest in Enterprise GP Holdings L.P., a Delaware limited partnership (“EPE LP”), and is the sole general partner of EPE LP; and
     WHEREAS, each of EPE GP and DDLLC has determined that it is advisable to amend the LLC Agreement.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, DDLLC hereby agrees as follows:
AGREEMENT
1. The first sentence of Section 6.02(a) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:
The Board of Directors shall consist of not less than five nor more than twelve natural persons.
2. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the LLC Agreement shall remain the same. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.
[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

DAN DUNCAN LLC (Sole Member of EPE Holdings, LLC)
By:	/s/ W. Randall Fowler
	Name:	W. Randall Fowler
	Title:	Executive Vice President, Chief Financial Officer and Treasurer